Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

Series C Non-Convertible Redeemable Preferred Stock

OF

ENZON PHARMACEUTICALS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned do hereby certify that the following resolution was duly adopted by the Board of Directors of Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on September 21, 2020:

RESOLVED, that pursuant to the authority vested in the board of directors of the Company (the “Board”) by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board does hereby create, authorize and provide for the issue of a series of Preferred Stock, par value $0.01 per share, of the Company, to be designated “Series C Non-Convertible Redeemable Preferred Stock,” initially consisting of 40,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations or restrictions of the Series C Non-Convertible Redeemable Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

1.         Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series C Non-Convertible Redeemable Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series shall be 40,000. The rights, preferences, powers, restrictions, and limitations of the Series C Preferred Stock shall be as set forth herein.

2.         Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Additional Shares” has the meaning set forth in Section 9.

“Board” has the meaning set forth in the recitals.

“Business Day” means a day (except Saturdays, Sundays, and public holidays) when commercial banks in New York, New York are generally open for business.

“Certificate of Designation” means this Certificate of Designation for the Series C Non-Convertible Redeemable Preferred Stock of Enzon Pharmaceuticals, Inc.

“Certificate of Incorporation” has the meaning set forth in the recitals.

“Change of Control” means the earliest to occur of (a) the date on which a majority of the members of the Board are not Continuing Directors and (b) the date on which a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owns in excess of 50% of Common Stock.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Continuing Director” means (a) each of the individually identified three directors constituting the Board as of the date of this Certificate of Designation (the “Current Directors”), (b) directors whose nomination for election by the stockholders or by the directors to fill vacancies is approved by a majority of the Current Directors then serving, or (c) any successor directors whose nomination for election by the stockholders or by the directors to fill vacancies is approved by a majority of the Continuing Directors or the successor Continuing Directors then in office.

“Date of Issuance” means, for any share of Series C Preferred Stock, the date on which the Company initially issues such share of Series C Preferred Stock (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share of Series C Preferred Stock).

“Dividend Payment” has the meaning set forth in Section 3.1.

“Dividend Payment Date” has the meaning set forth in Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, which shall be in effect at the time.

“Holder Redemption Date” means the date specified by the Company in the Redemption Event Notice, which date shall be no earlier than ten (10) Business Days following the date on which the Redemption Notice if given.

“Holder Redemption Notice Date” shall be the date on which the Company is required to give notice of a Change of Control which shall be no later than ten (10) Business Days following the Company becoming aware of a Change of Control.

“Initial Liquidation Preference” means $1,000 per share of Series C Preferred Stock.

2

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series C Preferred Stock, including, but not limited to, the Series A-1 Junior Participating Preferred Stock of the Company.

“Liquidation Preference” means, with respect to any share of Series C Preferred Stock, on any given date, an amount in cash equal to the Initial Liquidation Preference as such amount may have been increased for any Liquidation Preference Adjustment pursuant to Section 4.1 and decreased based on any payments made pursuant to Section 3.2.

“Liquidation Preference Adjustment” has the meaning set forth in Section 3.1.

“Optional Redemption Date” has the meaning set forth in Section 6.2(b).

“Optional Redemption Notice” has the meaning set forth in Section 6.2(b).

“Redemption Date” means, as applicable, the Holder Redemption Date or Optional Redemption Date.

“Redemption Event Notice” has the meaning set forth in Section 6.3(b).

“SEC” means the Securities Exchange Commission.

“Series C Preferred Stock” has the meaning set forth in Section 1.

3.         Dividends.

3.1           On December 31 of each year during which any shares of Series C Preferred Stock are outstanding (each, a “Dividend Payment Date”), the Board may, in its sole discretion, cause a dividend with respect to the Series C Preferred Stock to be paid in cash to the holders thereof in an amount equal to 3% of the Liquidation Preference per share of Series C Preferred Stock as in effect at such time (initially the Liquidation Preference is $1,000 per share of Series C Preferred Stock) (the “Dividend Payment”); provided, that the Dividend Payment for the period of time between the Issue Date and the first Dividend Payment Date, if applicable, shall be prorated. On any such Dividend Payment Date, if the Dividend Payment is not so paid in cash, then the Liquidation Preference per share of Series C Preferred Stock shall be adjusted pursuant to Section 4.1 below for each such Dividend Payment Date (the “Liquidation Preference Adjustment”). For the avoidance of doubt, in no event shall the Board cause a partial Dividend Payment to be made on any Dividend Payment Date.

3.2           For so long as any shares of Series C Preferred Stock are outstanding, unless an amount in cash equal to the difference between (a) the Liquidation Preference then in effect as of the date of measurement and (b) the Initial Liquidation Preference has been declared and a sum sufficient to pay it in full in cash has been set apart for payment and remitted to the holders of the Series C Preferred Stock, no dividends shall be declared or set apart for payment on any Junior Securities, other than (i) any dividend or distribution payable on the Common Stock in shares of Common Stock or (ii) in the event that, as of the applicable measurement date, there are shares of the Company’s Series A-1 Junior Participating Preferred Stock issued and outstanding, to declare or pay any dividend or distribution on the Series A-1 Junior Participating Preferred Stock pursuant to Section 2 of the Certificate of Designation for the Series A-1 Junior Participating Preferred Stock of the Company. For illustrative purposes only, assuming that the Liquidation Preference as of the date on which the Board declares a dividend payable in cash on the shares of Common Stock is $1,500 per share of Series C Preferred Stock, then in order for the Company to comply with the requirement of this Section 3.2, the Company must declare, set apart for payment and remit to the holders of the Series C Preferred Stock an amount in cash equal to $500 per share of Series C Preferred Stock and the Liquidation Preference for such shares of Series C Preferred Stock would be adjusted to reflect the payment so that, after giving effect to the payment pursuant to this Section 3.2, the Liquidation Preference for the Series C Preferred Stock would be $1,000 per share.

3

3.3           Except as expressly provided in Sections 3.1 and 3.2, nothing contained herein shall in any way or under any circumstances be construed or deemed to require the Board to declare, or the Company to pay or set apart for payment, any payment of any dividend on the Series C Preferred Stock at any time.

4.         Liquidation, Dissolution or Winding Up.

4.1           Liquidation Preference. On the Issue Date, the Liquidation Preference shall be equal to the Initial Liquidation Preference and thereafter the Liquidation Preference per share of Series C Preferred Stock shall be adjusted as provided in this Section 4.1. On each Dividend Payment Date for which a Dividend Payment is not paid in cash to the holders of Series C Preferred Stock as provided in Section 3.1 above, the Liquidation Preference per shares of Series C Preferred Stock shall be increased by an amount equal to 5% of the then current Liquidation Preference per share of Series C Preferred Stock; provided, that the Dividend Payment for the period of time between the Issue Date and the first Dividend Payment Date, if applicable, shall be prorated. For so long as any shares of Series C Preferred Stock remain issued and outstanding, the Liquidation Preference per share of Series C Preferred Stock shall continue to be adjusted pursuant to this Section 4.1 on each Dividend Payment Date for which a Dividend Payment is not paid in cash to the holders of Series C Preferred Stock.

4.2           Liquidation, Winding Up or Dissolution. In the event of any voluntary or involuntary liquidation, or winding up or dissolution of the Company, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, an amount in cash equal to the Liquidation Preference per share of Series C Preferred Stock (as adjusted in Section 4.1 and subject to further adjustment based on any payments made pursuant to Section 3.2) at such time before any payment shall be made or assets distributed to the holders of any of the Junior Securities. If the available assets of the Company are not sufficient to pay in full the Liquidation Preference per share of Series C Preferred Stock (as adjusted in Section 4.1 and subject to further adjustment based on any payments made pursuant to Section 3.2), then the holders of the Series C Preferred Stock shall share equally and ratably in such distribution of assets in proportion to the full applicable Liquidation Preference at such time.

4

5.         Voting Rights. Except as otherwise provided by law or set forth in this Certificate of Designation, the holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

6.         Redemption.

6.1           No Mandatory Redemption. Other than as specifically provided for in this Section 6, the Company shall not be required to redeem any outstanding shares of Series C Preferred Stock and the Series C Preferred Stock shall not be subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

6.2           Optional Redemption by the Company.

(a)           On and after November 1, 2022, the Company may, at any time, in whole or in part, redeem for cash all or a portion of the outstanding shares of Series C Preferred Stock at the Liquidation Preference then in effect as such time from funds legally available for such purpose. If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, then the shares of Series C Preferred Stock to be redeemed shall be determined by lot, pro rata or such other method as the Board in its sole discretion determines to be equitable.

(b)           At least thirty (30) days and no more than sixty (60) days prior to the redemption date fixed by the Board (the “Optional Redemption Date”), the Company shall give written notice (each, an “Optional Redemption Notice”) to the holders of record of the shares of the Series C Preferred Stock to be redeemed. The Optional Redemption Notice shall state (i) the Liquidation Preference, (ii) the Optional Redemption Date, (iii) that dividends on the shares of Series C Preferred Stock will cease to accrue on the Optional Redemption Date, (iv) that the holder is to surrender to the Company, in the manner and at the price designated, its shares of Series C Preferred Stock in accordance with the notice and the applicable procedures of any applicable depository or transfer agent, and (v) if fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, then the number of shares of Series C Preferred Stock held by such holder to be redeemed.

(c)           The shares of Series C Preferred Stock to be redeemed that are uncertificated shall be redeemed in accordance with the notice and the applicable procedures of any depository or transfer agent and no further action on the part of the holders of such shares of Series C Preferred Stock shall be required. In the event that the shares of Series C Preferred Stock to be redeemed are represented by certificates, then each holder of shares of Series C Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Optional Redemption Notice, and on the Optional Redemption Date the full Liquidation Preference for such shares of Series C Preferred Stock shall be payable in cash to the holder, and upon receipt of such payment by the applicable holder, each surrendered certificate shall be canceled and retired.

5

6.3           Optional Redemption by Holders Upon a Change of Control.

(a)           If, at any time, a Change of Control of the Company occurs and there are shares of Series C Preferred Stock then outstanding, then each holder shall have the right, at such holder’s option, to require the Company to redeem at the Liquidation Preference then in effect on the Holder Redemption Date all or a portion of such holder’s shares of Series C Preferred Stock.

(b)           The Company shall give written notice (the “Redemption Event Notice”) promptly, and in no event later than the applicable Holder Redemption Notice Date, to all holders of record of the shares of Series C Preferred Stock. Each Redemption Event Notice shall specify (i) the events causing the Change of Control, (ii) the Liquidation Preference, (iii) the Holder Redemption Date, and (iv) the procedures that holders must follow in order to require the Company to repurchase the shares of Series C Preferred Stock, which shall include a form of Demand Notice and delivery instructions for the same.

(c)           Redemption of shares of Series C Preferred Stock pursuant to this Section 6.3 shall be made, at the option of the holder, upon written notice (a “Demand Notice”) delivered to the Company prior to the Holder Redemption Date that the Company redeem in cash all or a portion of the shares of Series C Preferred Stock held by such holder. As promptly as practicable following the date of the applicable Demand Notice (but in no event later than the applicable Holder Redemption Date), each holder shall (i) in the event that the shares of Series C Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository or transfer agent and no further action on the part of the holders of such stock shall be required or (ii) in the event that the shares of Series C Preferred Stock are certificated, surrender the certificate or certificates representing the shares of Series C Preferred Stock requested to be redeemed by such holder, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Event Notice. On the applicable Holder Redemption Date, the full Liquidation Preference for the shares requested to be redeemed shall be paid by the Company in cash to the holder as indicated on the Demand Notice and, to the extent such shares of Series C Preferred Stock are certificated, each surrendered certificate shall be canceled and retired. If, on any Holder Redemption Date, Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series C Preferred Stock to be redeemed, the Company shall ratably redeem the maximum number of shares of Series C Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares of Series C Preferred Stock as soon as it may lawfully do so under such law, provided that from the date following the applicable Redemption Date until the Company shall have paid the Liquidation Preference in full, the Company shall be deemed to be in default of its redemption obligations hereunder.

6

6.4           Notices. Any notice mailed as provided in Section 6.2 or Section 6.3 shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock other than those shares to which the failure pertains. Notwithstanding the foregoing, if shares of Series C Preferred Stock are issued in uncertificated form, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by the applicable depository or transfer agent and the surrender of shares of the Series C Preferred Stock in connection with a redemption may be accomplished in any manner permitted by such depository or transfer agent.

6.5           Rights of Series C Preferred Stock After Redemption Date. On and after a Redemption Date, all rights of the shares of Series C Preferred Stock to be redeemed and the rights of the holders of such shares with respect to such redeemed shares of Series C Preferred Stock shall terminate with respect thereto on such Redemption Date, other than the right to receive the Liquidation Preference, without interest, as provided herein, unless the Company defaults in the payment in full on such Redemption Date of the applicable Liquidation Preference of any such shares of Series C Preferred Stock, in which case, all such shares of Series C Preferred Stock for which the Company so defaulted in the payment in full of the applicable Liquidation Preference shall for all purposes remain outstanding.

6.6           Compliance with Securities Laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 6 with respect to (a) the time period within which notices, including older Redemption Notices and Optional Redemption Notices, are required to be made, (b) the time periods specified with respect to Redemption Dates, and (c) the requirements to make filings with the SEC, the Company’s compliance with applicable securities laws and regulations as to such provisions shall not in itself cause a breach of its obligations under this Section 6 as long as the Company otherwise is in compliance with its obligations hereunder and is otherwise using its commercially reasonable efforts to promptly comply with the applicable securities laws and regulations.

7.         Non-Convertible. The shares of Series C Preferred Stock shall not be convertible into or exchangeable for shares of Common Stock or any other security.

8.         Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

7

9.         Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, all shares of the Series C Preferred Stock shall rank senior to all Junior Securities. The Board may in the future issue one or more series of preferred stock that ranks senior to, junior to, or pari passu with, the Series C Preferred Stock (the “Additional Shares”) with respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary. Except as expressly provided in the terms of any Additional Shares, the Series C Preferred Stock shall rank senior to all Additional Shares with respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

10.       Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived without the affirmative vote of the holders of two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock, voting separately as a class, and any such written amendment, modification, or waiver will be binding upon the Company and each holder of Series C Preferred Stock; provided that no such action shall change or waive (a) the definition of Liquidation Preference, (b) the definition of Liquidation Preference Adjustment, (c) the rate at which or the manner in which dividends on the Series C Preferred Stock accrue or accumulate or the times at which such dividends become payable pursuant to Section 3 or Section 4, or (d) this Section 10, without the prior written consent of each holder of outstanding shares of Series C Preferred Stock; provided, further, that no amendment, modification, or waiver of the terms or relative priorities of the Series C Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Company with another entity unless the Company has obtained the prior written consent of the holders in accordance with this Section 10.

11.       Uncertificated Shares. The shares of Series C Preferred Stock shall be uncertificated unless a holder of shares of Series C Preferred Stock requests certificated shares.

12.       No Inconsistent Agreements; No Impairment. Without the affirmative vote of the holders of two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock, voting separately as a class, the Company will not, on or after the date hereof, (a) enter into any agreement with respect to its securities which conflicts with the rights granted to the holders of the Series C Preferred Stock hereunder or the provisions hereof, or (b) by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

13.       Business Day. If any payment, redemption or other action shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or other action shall be made on the immediately succeeding Business Day.

[signature page follows]

8

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its duly authorized officer on this 21st day of September, 2020.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Andrew Rackear
Name: Andrew Rackear
Title: Chief Executive Officer and Secretary

9